UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 22, 2025
THE TIMKEN COMPANY
(Exact name of registrant as specified in its charter)

Commission file number: 1-1169

Ohio		34-0577130
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

4500 Mount Pleasant Street NW
North Canton	Ohio	44720-5450
(Address of principal executive offices)		(Zip Code)

234.262.3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares, without par value	TKR	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 22, 2025, Lucian Boldea accepted an offer to become President and Chief Executive Officer (“CEO”) of The Timken Company (the “Company”) effective as of September 1, 2025 (the “Appointment Date”). Mr. Boldea, age 54, has served as President and Chief Executive Officer of Industrial Automation at Honeywell International, Inc. (“Honeywell”), an integrated operating company serving a broad range of industries and geographies, since January 2024. In connection with this appointment, Richard G. Kyle will retire from his role as interim CEO, after which he will continue to serve as an employee of the Company as Advisor to the CEO for a transition period ending on November 14, 2025 (the “Transition Period”). Prior to his current role, Mr. Boldea was President and Chief Executive Officer of Performance Materials and Technologies at Honeywell from October 2022 to December 2023 and Executive Vice President of Additives & Functional Products and Chemical Intermediaries at Eastman Chemical Company, a global special materials company, from January 2019 to September 2022.

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company approved the below compensation elements for Mr. Boldea in connection with his service as CEO of the Company:

•Base salary at the rate of $1,100,000 per year.
•Participation in the Company’s annual short-term incentive compensation program for executive officers, with a target award equal to 125% of his earned annual base salary and with payment based on actual performance (with the 2025 bonus calculated as if Mr. Boldea was employed for the full year-2025).
•Beginning with 2026, participation in the Company’s annual long-term equity incentive compensation program for executive officers, with a target opportunity grant date value equal to at least $6,037,500 for the first year’s grant.
•Participation in the Company’s other standard benefits and perquisites for its executive officers, including eligibility for relocation services substantially in accordance with Company policy.

Mr. Boldea will also receive the following sign-on compensation:

•A cash payment of $1,500,000.
•Grants of restricted stock units (“RSUs”) with an aggregate target opportunity grant date value equal to approximately $6,037,500.
◦Sixty percent of the RSUs will be subject to performance-based vesting requirements, with a measurement period of January 1, 2025-December 31, 2027.
◦Forty percent of the RSUs will be subject to time-based vesting requirements, with twenty-five percent vesting on each of the next four anniversaries of the Appointment Date, subject generally to Mr. Boldea’s continued employment on each such date.
◦The Company is expected to enter into its standard award agreements with Mr. Boldea with respect to time-based RSUs and performance-based RSUs with appropriate modifications to reflect the terms of the awards.
•A grant of RSUs (“Special Grant”), with a grant date value equal to $7,000,000. The Special Grant will vest 33% on the first anniversary of the Appointment Date, 33% on the second anniversary of the Appointment Date, and 34% on the third anniversary of the Appointment Date subject to Mr. Boldea’s continued employment on each such date. The Company is expected to enter into its standard award agreement with Mr. Boldea with respect to time-based RSUs with appropriate modifications to reflect the terms of the award.

The size of the Board of the Company will be increased from twelve to thirteen Directors and Mr. Boldea will be appointed a Director effective as of the Appointment Date. Mr. Boldea will receive no additional compensation for his service as a Director while he is serving as CEO.

Mr. Boldea will also enter into a Severance Agreement (the “Severance Agreement”), in form and substance to be approved by the Board prior to the Appointment Date. The Severance Agreement will provide for a severance payment, continued medical, dental and vision coverage, a prorated bonus for the year of termination and other benefits under circumstances to be described in more detail in the Severance Agreement. Generally, if Mr. Boldea experiences a qualifying termination prior to a change in control of the Company, he will receive a cash severance payment equal to two times his base salary and incentive pay, and if Mr. Boldea experiences a qualifying termination within two years after a change in control of the Company, he will receive a cash severance payment equal to three times his base salary and incentive pay.

Mr. Boldea is expected to execute the Company’s standard Non-Disclosure, Restrictive Covenant, and Assignment Agreement, containing certain confidentiality, non-competition and non-solicitation covenants, and the Company’s standard indemnification agreement for officers.

Mr. Kyle will continue to act as the Company’s principal executive officer through the filing of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2025, after which Mr. Boldea will assume such role. Mr. Kyle is expected to remain a Director after the Transition Period, at which time he will begin to receive compensation as a non-employee Director.

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TIMKEN COMPANY

By:	/s/ Hansal N. Patel
Hansal N. Patel
Executive Vice President, General Counsel & Secretary
Date: August 27, 2025